News Release

SPRINT REPORTS NET INCOME FOR THE FIRST TIME IN THREE YEARS WITH FIRST QUARTER OF FISCAL 2017 RESULTS

•	Net income of $206 million, operating income of $1.2 billion, and Adjusted EBITDA* of $2.9 billion

◦	Net income for the first time in three years

◦	Highest Adjusted EBITDA* in nearly 10 years

◦	Nearly $370 million of combined year-over-year reductions in cost of services and selling, general and administrative (SG&A) expenses

•	Net operating revenues of $8.2 billion grew year-over-year for the fourth consecutive quarter

•	Net cash provided by operating activities of $1.3 billion and adjusted free cash flow* of $239 million

•	Postpaid phone net additions of 88,000 were the eighth consecutive quarter of net additions

◦	Postpaid phone gross additions grew year-over-year for the sixth consecutive quarter

•	Prepaid net additions of 35,000 compared to net losses of 306,000 in the prior year

◦	Second consecutive quarter of net additions

OVERLAND PARK, Kan. - Aug. 1, 2017 - Sprint Corporation (NYSE: S) today reported operating results for the first quarter of fiscal year 2017, including net income for the first time in three years at $206 million and the highest Adjusted EBITDA in nearly 10 years at $2.9 billion. The company also reported net operating revenues of $8.2 billion, its fourth consecutive quarter of year-over-year growth, and 88,000 postpaid phone net additions, its eighth consecutive quarter of net additions.

“Sprint reached an important milestone this quarter by returning to profitability for the first time in three years,” said Sprint CEO Marcelo Claure. “This represents the progress of a turnaround journey that has delivered improvements in postpaid phone and prepaid customer growth, a return to top-line growth, and a significantly transformed cost structure.”

Cost Reduction Program Contributes to Net Income for the First Time in Three Years
Sprint continued to make progress on its multiyear plan to transform the way it does business and improve its cost structure. The company delivered nearly $370 million of combined year-over-year reductions in cost of services and SG&A expenses in the quarter, bringing the total reduction during the last nine quarters to nearly $4 billion.

The ongoing cost-reduction program contributed to a return to profitability this quarter, as the company reported net income for the first time in three years. Excluding the after-tax benefit of non-recurring items in the quarter, Sprint would have reported net income of more than $150 million, demonstrating the improved underlying trends of the business.

Sprint expects an additional $1.3 billion to $1.5 billion of year-over-year net reductions in cost of services and SG&A expenses in fiscal year 2017. Although the gross reductions are expected to be higher, the company plans to reinvest some of the savings into future growth initiatives.

News Release

The company also reported the following financial results:

Eight Straight Quarters of Postpaid Phone Customer Growth
Sprint’s focus on delivering the most attractive value proposition in wireless resulted in 88,000 postpaid phone net additions in the quarter, its eighth consecutive quarter of net additions. Postpaid phone gross additions also grew year-over-year for the sixth consecutive quarter and were the highest first-quarter result in five years.

The recent turnaround of Sprint’s prepaid business has been driven by its higher revenue-generating brands. Prepaid net additions of 35,000 were positive for the second consecutive quarter and contributed to sequential growth in prepaid service revenue for the first time in six quarters.

The company also reported the following results:

•	Total net additions were 61,000 in the quarter, including postpaid net losses of 39,000, prepaid net additions of 35,000, and wholesale and affiliate net additions of 65,000.

•	Postpaid phone churn was 1.50 percent and total postpaid churn was 1.65 percent.

Sprint Network Continues to Improve
Sprint is unlocking the value of the largest spectrum holdings in the U.S. by densifying and optimizing its network. The company has already deployed thousands of small cell solutions, including the recently announced Sprint Magic Box, the world’s first all-wireless small cell.

Network performance improvements have been validated by numerous third-party sources:

•
RootMetrics® awarded Sprint more than 25 percent more first-place (outright or shared) Metropolitan area RootScore® Awards (from 166 to 211) for reliability, speed, data, call, text or overall network performance in the first half of 2017 compared to the year-ago testing period.[1]

•	Sprint’s overall network reliability continues to perform within 1 percent of Verizon and AT&T, based on an analysis of Nielsen data.[2]

•	Sprint's average download speeds have increased 20 percent in the last six months, according to Ookla's Speedtest Intelligence data for all results from January through June 2017.

__________________________
1 Rankings based on RootMetrics Metro RootScore Reports from 1H 2016 and 1H 2017 for mobile performance as tested on best available plans and devices on four mobile networks across all available network types. Your experiences may vary. The RootMetrics award is not an endorsement of Sprint. Visit www.rootmetrics.com for more details.
2 Average network reliability (voice & data) based on Sprint’s analysis of latest Nielsen drive test data in the top 106 metro markets.

News Release

Fiscal Year 2017 Outlook

•
The company is increasing the low end of its previous Adjusted EBITDA* expectations and now expects $10.8 billion to $11.2 billion for fiscal year 2017. The previous expectation was $10.7 billion to $11.2 billion.

•
The company is increasing the low end of its previous operating income expectations and now expects operating income of $2.1 billion to $2.5 billion. The previous expectation was $2 billion to $2.5 billion.

•	The company continues to expect cash capital expenditures, excluding devices leased through indirect channels, of $3.5 billion to $4 billion.

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Tuesday, Aug. 1, 2017

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 51257921)

◦	International: 443-961-0242 (ID: 51257921)

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media contact: Dave Tovar, David.Tovar@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	6/30/17	3/31/17	6/30/16
Net additions (losses) (in thousands)
Postpaid	(39)	(118)	180
Postpaid phone	88	42	173
Prepaid (f)	35	195	(306)
Wholesale and affiliate (f)	65	291	728
Total wireless net additions	61	368	602

End of period connections (in thousands)
Postpaid (d)	31,518	31,576	30,945
Postpaid phone (d)	26,153	26,079	25,322
Prepaid (d) (e) (f)	8,719	8,688	10,636
Wholesale and affiliate (d) (e) (f)	13,461	13,375	11,782
Total end of period connections	53,698	53,639	53,363

Churn (g)
Postpaid	1.65%	1.75%	1.56%
Postpaid phone	1.50%	1.58%	1.39%
Prepaid (e)	4.57%	4.69%	5.39%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	2,091	2,001	1,822
Wholesale and affiliate	11,100	10,880	9,244
Total	13,191	12,881	11,066

ARPU (a)
Postpaid	$47.30	$47.34	$51.54
Postpaid phone	$53.92	$54.10	$59.20
Prepaid (e)	$38.24	$38.48	$33.00
NON-GAAP RECONCILIATION - ABPA* AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, and ABPU*)

	Quarter to Date
	6/30/17	3/31/17	6/30/16
ABPA*
Postpaid service revenue	$4,466	$4,493	$4,778
Add: Installment plan billings	368	343	264
Add: Lease revenue	899	842	755
Total for postpaid connections	$5,733	$5,678	$5,797

Average postpaid accounts (in thousands)	11,312	11,405	11,329
Postpaid ABPA* (b)	$168.95	$165.92	$170.56
	Quarter to Date
	6/30/17	3/31/17	6/30/16
Postpaid phone ABPU*
Postpaid phone service revenue	$4,214	$4,228	$4,489
Add: Installment plan billings	332	309	243
Add: Lease revenue	887	829	741
Total for postpaid phone connections	$5,433	$5,366	$5,473

Postpaid average phone connections (in thousands)	26,052	26,053	25,275
Postpaid phone ABPU* (c)	$69.51	$68.66	$72.17
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Postpaid ABPA* is calculated by dividing service revenue earned from connections plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.
(c) Postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period.
(d) As part of the Shentel transaction, 186,000 and 92,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates. An additional 270,000 of nTelos' subscribers are now part of our affiliate relationship with Shentel and were reported in wholesale and affiliate subscribers beginning with the quarter ended June 30, 2016. In addition, during the three-month period ended June 30, 2017, 17,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates as a result of a the transfer of additional subscribers to Shentel.
(e) During the three-month period ended June 30, 2017, 2,000 Wi-Fi connections were adjusted from the postpaid subscriber base.
(f) Sprint is no longer reporting Lifeline subscribers due to recent regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale MVNO's.
(g) In the quarter ended June 30, 2017, the Company enhanced subscriber reporting to better align certain early-life gross activations and deactivations. This enhancement had no impact to net additions, but did result in reporting lower gross additions and lower deactivations in the quarter. Without this enhancement, total postpaid churn in the quarter would have been 1.73 percent versus 1.65 percent.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date
	6/30/17	3/31/17	6/30/16

Postpaid activations (in thousands)	3,668	3,471	3,268
Postpaid activations financed	85%	82%	69%
Postpaid activations - leases	55%	42%	44%

Installment plans
Installment sales financed	$553	$696	$407
Installment billings	$368	$343	$264
Installment receivables, net	$1,792	$1,764	$—

Leasing revenue and depreciation
Lease revenue	$899	$842	$755
Lease depreciation	$854	$911	$644

Leased device additions
Cash paid for capital expenditures - leased devices	$497	$395	$405
Transfers from inventory - leased devices	$850	$639	$541

Leased devices
Leased devices in property, plant and equipment, net	$4,336	$4,162	$3,766

Leased device units
Leased devices in property, plant and equipment (units in thousands)	12,223	11,888	8,600

Leased device and receivables financings net proceeds
Proceeds	$765	$100	$1,055
Repayments	(273)	(414)	(240)
Net proceeds (repayments) of financings related to devices and receivables	$492	$(314)	$815

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter to Date
	6/30/17	3/31/17	6/30/16

Net operating revenues
Service revenue	$6,071	$6,116	$6,516
Equipment revenue	2,086	2,423	1,496
Total net operating revenues	8,157	8,539	8,012
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,709	1,736	2,099
Cost of products (exclusive of depreciation and amortization below)	1,545	1,980	1,419
Selling, general and administrative	1,938	2,002	1,917
Depreciation - network and other	977	960	1,036
Depreciation - leased devices	854	911	644
Amortization	223	239	287
Other, net	(252)	241	249
Total net operating expenses	6,994	8,069	7,651
Operating income	1,163	470	361
Interest expense	(613)	(631)	(615)
Other (expense) income, net	(52)	27	8
Income (loss) before income taxes	498	(134)	(246)
Income tax expense	(292)	(149)	(56)
Net income (loss)	$206	$(283)	$(302)

Basic net income (loss) per common share	$0.05	$(0.07)	$(0.08)
Diluted net income (loss) per common share	$0.05	$(0.07)	$(0.08)
Weighted average common shares outstanding	3,993	3,988	3,975
Diluted weighted average common shares outstanding	4,076	3,988	3,975

Effective tax rate	58.6%	-111.2%	-22.8%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date
	6/30/17	3/31/17	6/30/16

Net income (loss)	$206	$(283)	$(302)
Income tax expense	292	149	56
Income (loss) before income taxes	498	(134)	(246)
Other expense (income), net	52	(27)	(8)
Interest expense	613	631	615
Operating income	1,163	470	361
Depreciation - network and other	977	960	1,036
Depreciation - leased devices	854	911	644
Amortization	223	239	287
EBITDA* (1)	3,217	2,580	2,328
Gain from asset dispositions, exchanges, and other, net (2)	(304)	—	—
Severance and exit costs (3)	—	36	16
Contract terminations (4)	(5)	27	113
Litigation and other contingencies (5)	(55)	37	—
Adjusted EBITDA* (1)	$2,853	$2,680	$2,457

Adjusted EBITDA margin*	47.0%	43.8%	37.7%

Selected items:
Cash paid for capital expenditures - network and other	$1,121	$529	$473
Cash paid for capital expenditures - leased devices	$497	$395	$405

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date
	6/30/17	3/31/17	6/30/16

Net operating revenues
Service revenue
Postpaid	$4,466	$4,493	$4,778
Prepaid (6)	999	982	1,074
Wholesale, affiliate and other (6)	259	269	249
Total service revenue	5,724	5,744	6,101

Equipment revenue	2,086	2,423	1,496
Total net operating revenues	7,810	8,167	7,597

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,412	1,448	1,784
Cost of products (exclusive of depreciation and amortization below)	1,545	1,980	1,419
Selling, general and administrative	1,875	1,944	1,834
Depreciation - network and other	925	911	985
Depreciation - leased devices	854	911	644
Amortization	223	239	287
Other, net	(202)	232	249
Total net operating expenses	6,632	7,665	7,202
Operating income	$1,178	$502	$395

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date
	6/30/17	3/31/17	6/30/16

Operating income	$1,178	$502	$395
Gain from asset dispositions, exchanges, and other, net (2)	(304)	—	—
Severance and exit costs (3)	(5)	27	16
Contract terminations (4)	(5)	27	113
Litigation and other contingencies (5)	—	37	—
Depreciation - network and other	925	911	985
Depreciation - leased devices	854	911	644
Amortization	223	239	287
Adjusted EBITDA* (1)	$2,866	$2,654	$2,440

Adjusted EBITDA margin*	50.1%	46.2%	40.0%

Selected items:
Cash paid for capital expenditures - network and other	$938	$468	$376
Cash paid for capital expenditures - leased devices	$497	$395	$405

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date
	6/30/17	3/31/17	6/30/16
Net operating revenues
Voice	$124	$143	$181
Data	34	39	43
Internet	255	276	302
Other	20	22	19
Total net operating revenues	433	480	545

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	387	402	448
Selling, general and administrative	57	49	78
Depreciation and amortization	51	47	49
Other, net	5	8	—
Total net operating expenses	500	506	575
Operating loss	$(67)	$(26)	$(30)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date
	6/30/17	3/31/17	6/30/16

Operating loss	$(67)	$(26)	$(30)
Severance and exit costs (3)	5	8	—
Depreciation and amortization	51	47	49
Adjusted EBITDA*	$(11)	$29	$19

Adjusted EBITDA margin*	(2.5)%	6.0%	3.5%

Selected items:
Cash paid for capital expenditures - network and other	$62	$19	$20

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)**
(Millions)

	Quarter to Date
	6/30/17	3/31/17	6/30/16
Operating activities
Net income (loss)	$206	$(283)	$(302)
Depreciation and amortization	2,054	2,110	1,967
Provision for losses on accounts receivable	102	149	93
Share-based and long-term incentive compensation expense	41	36	15
Deferred income tax expense	282	157	46
Gains from asset dispositions and exchanges	(479)	—	—
Call premiums paid on debt redemptions	(129)	—	—
Loss on early extinguishment of debt	66	—	—
Amortization of long-term debt premiums, net	(51)	(68)	(80)
Loss on disposal of property, plant and equipment	293	141	120
Litigation	—	37	—
Contract terminations	(5)	15	96
Other changes in assets and liabilities:
Accounts and notes receivable	(53)	(475)	(106)
Inventories and other current assets	(711)	(51)	(98)
Deferred purchase price from sale of receivables	—	(69)	(117)
Accounts payable and other current liabilities	(474)	(268)	(1,016)
Non-current assets and liabilities, net	73	5	(159)
Other, net	65	(168)	83
Net cash provided by operating activities	1,280	1,268	542

Investing activities
Capital expenditures - network and other	(1,121)	(529)	(473)
Capital expenditures - leased devices	(497)	(395)	(405)
Expenditures relating to FCC licenses	(13)	(37)	(15)
Change in short-term investments, net	1,095	(3,095)	(1,304)
Proceeds from sales of assets and FCC licenses	101	93	27
Other, net	(3)	(68)	(25)
Net cash used in investing activities	(438)	(4,031)	(2,195)

Financing activities
Proceeds from debt and financings	902	4,136	3,255
Repayments of debt, financing and capital lease obligations	(2,121)	(2,151)	(294)
Debt financing costs	—	(86)	(175)
Other, net	(15)	27	6
Net cash (used in) provided by financing activities	(1,234)	1,926	2,792

Net (decrease) increase in cash and cash equivalents	(392)	(837)	1,139

Cash and cash equivalents, beginning of period	2,870	3,707	2,641
Cash and cash equivalents, end of period	$2,478	$2,870	$3,780

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date
	6/30/17	3/31/17	6/30/16

Net cash provided by operating activities	$1,280	$1,268	$542

Capital expenditures - network and other	(1,121)	(529)	(473)
Capital expenditures - leased devices	(497)	(395)	(405)
Expenditures relating to FCC licenses, net	(13)	(37)	(15)
Proceeds from sales of assets and FCC licenses	101	93	27
Other investing activities, net	(3)	(6)	(25)
Free cash flow*	$(253)	$394	$(349)

Net proceeds (repayments) of financings related to devices and receivables	492	(314)	815
Adjusted free cash flow*	$239	$80	$466

**Certain prior period amounts have been reclassified to conform to the current period presentation.

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	6/30/17	3/31/17
ASSETS
Current assets
Cash and cash equivalents	$2,478	$2,870
Short-term investments	4,349	5,444
Accounts and notes receivable, net	4,089	4,138
Device and accessory inventory	979	1,064
Prepaid expenses and other current assets	601	601
Total current assets	12,496	14,117

Property, plant and equipment, net	18,866	19,209
Goodwill	6,578	6,579
FCC licenses and other	41,074	40,585
Definite-lived intangible assets, net	3,075	3,320
Other assets	1,235	1,313
Total assets	$83,324	$85,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,616	$3,281
Accrued expenses and other current liabilities	3,830	4,141
Current portion of long-term debt, financing and capital lease obligations	5,125	5,036
Total current liabilities	11,571	12,458

Long-term debt, financing and capital lease obligations	34,459	35,878
Deferred tax liabilities	14,701	14,416
Other liabilities	3,578	3,563
Total liabilities	64,309	66,315

Stockholders' equity
Common stock	40	40
Paid-in capital	27,761	27,756
Accumulated deficit	(8,378)	(8,584)
Accumulated other comprehensive loss	(408)	(404)
Total stockholders' equity	19,015	18,808
Total liabilities and stockholders' equity	$83,324	$85,123

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	6/30/17	3/31/17

Total debt	$39,584	$40,914
Less: Cash and cash equivalents	(2,478)	(2,870)
Less: Short-term investments	(4,349)	(5,444)
Net debt*	$32,757	$32,600

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		6/30/17
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
Sprint Corporation		10,500

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	3,500
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC and Sprint Spectrum Co III LLC		3,500

Sprint Communications, Inc.
Export Development Canada secured loan	12/17/2019	300
8.375% Senior notes due 2017	08/15/2017	912
9% Guaranteed notes due 2018	11/15/2018	1,800
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
9.25% Secured debentures due 2022	04/15/2022	200
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		8,992

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Clearwire Communications LLC
8.25% Exchangeable notes due 2040 (a)	12/01/2017	629
Clearwire Communications LLC		629

Credit facilities
Secured equipment credit facilities	2020 - 2021	430
Secured term loan	02/03/2024	3,990
Credit facilities		4,420

Accounts receivable facility	11/19/2018	2,604

Financing obligations	2017 - 2021	2,190

Capital leases and other obligations	2017 - 2024	541
Total principal		39,580

Net premiums and debt financing costs		4
Total debt		$39,584
(a) $629 million Clearwire 8.25% Exchangeable Notes due 2040 have both a par call and put in December 2017.

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three-month period ended June 30, 2017, we leased devices through our Sprint direct channels totaling approximately $850 million, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program. Also, during the three-month period ended June 30, 2017, the equipment revenue derived from customers electing to finance their devices through device leasing or installment billing programs in our direct channel was 58%.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(2)
During the first quarter of fiscal year 2017, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. Additionally, the company recorded a pre-tax non-cash gain related to spectrum swaps with other carriers.

(3)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(4)
During the first quarter of fiscal year 2017, we recorded a $5 million gain due to reversal of a liability recorded in relation to the termination of our relationship with General Wireless Operations, Inc. (Radio Shack). During the fourth quarter of fiscal year 2016, we terminated our relationship with Radio Shack and incurred net contract termination charges of approximately $27 million primarily related to cash termination payments and write-downs of leasehold improvements at associated retail stores that were shut down as of March 31, 2017. During the first quarter of fiscal year 2016, contract terminations primarily relate to the termination of our pre-existing wholesale arrangement with NTELOS Holding Corp.

(5)
During the first quarter of fiscal year 2017, we recorded a $55 million reduction in legal reserves related to favorable developments in pending legal proceedings. During the fourth quarter of fiscal year 2016, litigation and other contingencies consist of unfavorable developments associated with legal matters as well as federal and state matters such as sales, use or property taxes.

(6)
Sprint is no longer reporting Lifeline subscribers due to recent regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline mobile virtual network operators (MVNO). The table reflects the reclassification of the related Assurance Wireless prepaid revenue from Prepaid service revenue to Wholesale, affiliate and other revenue of $82 million, $85 million and $91 million for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively. Revenue associated with subscribers through our wholesale Lifeline MVNO's continue to remain in Wholesale, affiliate and other revenue following this change.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid account each month.

Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average postpaid phone customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding the sale-leaseback of devices and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, cost reductions, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 53.7 million connections as of June 30, 2017 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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